Exhibit 99.1 Shareholder Letter Fourth Quarter and Full-Year 2022 Feb 21, 2023

Q4 and Full-Year 2022 1 Fellow   Shareholders, In light of all of the volatility in the industry, we believe our year-end shareholder letter provides a good opportunity to reflect on what Coinbase is, and perhaps more importantly, what it is not. We founded Coinbase with a conscious choice that we would be the most trusted, and easiest to use crypto platform. Our products enable millions of consumers, institutions, and developers around the world to discover, transact, and engage with crypto assets and web3 applications. We have built reliable infrastructure, a durable business model, and a strong balance sheet. We have prioritized prudent risk management and emphasized transparency with customers, market participants, and government authorities, all to help encourage the cryptoeconomy’s development. That transparency is punctuated by our decision to make Coinbase a publicly traded company, embracing the attendant disclosure and regulatory requirements.  Throughout our history, we have routinely worked with industry and legal experts, as well as global regulators and policymakers, to develop products that are safe for consumers and compliant within the countries that we operate. Given the nascency of crypto and evolving regulatory landscapes, we have certainly not been perfect. But when we identify issues, we work to remediate as quickly and thoroughly as possible - most recently evidenced by our January 2023 settlement with the New York Department of Financial Services (NYDFS). We remain committed to working with global regulators and policymakers to drive prudent regulation to this emerging asset class.  We have rigorous processes to evaluate assets to list on our Spot Market and the majority of assets we review have not met our listing criteria and therefore have been rejected. We have avoided offering high leverage products to consumers which has both protected consumers and helped us avoid credit risk. We do not operate as a market maker that trades against our customers, and we do not issue exchange tokens. We do not believe we have violated any securities laws: Coinbase staking products are not securities, USD Coin (USDC) is not a security. The list goes on. We expect 2023 to be a year of regulatory focus and we believe our strong foundation will make us a net beneficiary of this new environment. Our business decisions do not always match competitive offerings, or result in maximizing near term growth or profit - but rather they are intended to maximize safety for customers, legitimacy for the cryptoeconomy, and longevity for Coinbase.   These principles can all be seen in our 2022 results and how we managed the company through a tumultuous year. Our Q4 results were consistent with our outlook, including coming in well within our full-year Adjusted EBITDA loss guardrail we conveyed in February 2022. In the latter half of 2022, we pivoted and began reducing expenses which has culminated in a materially lower expense run rate beginning in Q1’23.  In addition to focusing on financial performance, we also increased engagement with global policymakers and regulators, and took significant steps in building industry leading partnerships to serve as important building blocks for the future. In short, we are proud of our ability to execute, and position our business as a regulated and legitimate market leader. The journey ahead will have its challenges, but our grit, determination, and resolve have been strong for 10+ years and we are excited for the future.

Chapter 1
Coinbase and crypto proved to be largely resilient in 2022 despite major shocks to the system. Idiosyncratic events throughout 2022 exacerbated already weak macro conditions. As a result, crypto market capitalization declined 64% or $1.5 trillion Y/Y in 2022 and volatility reached multi-year lows. However, Coinbase and the cryptoeconomy have proven to be resilient and long-term fundamentals remain strong.

Chapter 2
Revenue has been diversifying with Q4 net revenues increasing 5% Q/Q, driven by Subscription and Services. While transaction revenues declined 12% Q/Q in Q4, subscription and services revenue grew 34% Q/Q to $283 million.

Chapter 3
We have cut our expenses and are positioning Coinbase for improving financial performance. We anticipate that our recent headcount reduction and ongoing cost management efforts will result in a 30%+ reduction in technology and development, sales and marketing, and general and administrative expenses in Q1'23 compared to Q4'22, which would constitute a 25%+ reduction when excluding the NYDFS settlement in Q4'22.

Chapter 4
Risk management strength provides for a strong liquidity position and modest counterparty risk. Our longstanding commitment to sound risk management continues to differentiate us and protect customers. In 2022, our total corporate exposure to client or counterparty insolvencies was $14 million with no customer funds lost. We ended Q4 with $5.5 billion in total $USD resources, in addition to $426 million in crypto assets, which we believe puts us in a strong financial position.

Chapter 5
Regulation is coming and we believe we are positioned to benefit. Crypto policy is in an important period of transition. Policy developments could pave the way for crypto to realize its full innovative potential — as we're seeing in many jurisdictions around the world — and we believe Coinbase will be a beneficiary.

Chapter 6
Outlook. We are operating toward a goal of improving full-year 2023 Adjusted EBITDA in absolute dollar terms versus full-year 2022 and believe our recent cost reduction efforts help position us to do so. When Coinbase went public, our goal was to operate at roughly break even across each crypto cycle. We have evolved our approach and are now setting our sights on positioning the company to generate Adjusted EBITDA in all market conditions.

For a reconciliation of net income (loss) to Adjusted EBITDA used in this shareholder letter, please refer to the reconciliation table in the section titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

Select Key Financial Metrics

FINANCIAL METRICS ($M)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Net Revenue	2,490	1,165	803	576	605	7,355	3,149
Net Income (Loss)	840	(430)	(1,094)	(545)	(557)	3,624	(2,625)
Adjusted EBITDA	1,205	20	(151)	(116)	(124)	4,090	(371)

Full-Year 2022 Results were Consistent with Outlook

METRIC	COINBASE FULL-YEAR 2022 OUTLOOK (NOV 2022)	FULL-YEAR 2022 ACTUALS
Annual Average MTUs	Slightly below 9.0 million	8.8 million[1]
Subscription and Services Revenue	More than $700 million	$793 million
Transaction Expenses *as a percentage of net revenue*	Low 20%s	20%
Sales and Marketing Expenses *including stock-based compensation*	$500-$550 million	$510 million
Technology and Development + General and Administrative Expenses *including stock-based compensation*	Around $4 billion, including approximately $1.5 billion of stock-based compensation	$3.9 billion, including $1.5 billion of stock-based compensation
Adjusted EBITDA	Within $(500) million guardrail	$(371) million

[1] Represents Average MTU over the course of the year vs. Q4'22 figure of 8.3 million coinbase Q4 and Full-Year 2022 2

Q4 and Full-Year 2022 3 Chapter 1  Coinbase and crypto proved to be largely resilient in 2022 despite major shocks to the system. To state the obvious, 2022 was a challenging year for crypto markets and our transaction revenues. As macroeconomic indicators like inflation remained high and interest rates rose throughout the year, crypto market cap declined along with broader equity markets. These weakening market conditions became exacerbated by two idiosyncratic events. The first was the depegging of $LUNA in Q2’22 which contributed to a ~60% crypto market cap decline in that quarter and exposed poor risk management practices in crypto, which ultimately helped drive the credit related bankruptcies of Three Arrows Capital, Voyager, and Celsius. The second event was the collapse of FTX in Q4’22, which was the result of fraud, and helped drive additional credit related bankruptcies. In total, crypto market cap declined 64% or approximately $1.5 trillion over the course of 2022. As a result, our 2022 total trading volumes and transaction revenues declined 50% and 66% Y/Y, respectively. When zooming out and looking at the most recent price cycle which started in 2020 – and after the industry endured the collapse of $LUNA and FTX – we have seen growth and advancement of both the industry and Coinbase: Average Bitcoin prices in Jan 2023 were still up 80%+ compared to the average price in 2020 Monthly active developers in crypto have more than doubled since 2020 to over 20,000 Progress in global crypto regulation – notably the EU’s Markets in Crypto Assets (MiCA) framework, recent laws in Brazil, plans to regulate crypto in the UK, and other proposals in jurisdictions like Australia, Japan, Switzerland, and Hong Kong Major brands (Starbucks, Adidas, Nike, Coca-Cola) and social media platforms (Instagram, Twitter, Reddit) partnered with web3 protocols and/or launched NFT powered technologies.  Coinbase has stood apart from the competition and continues to be recognized as a trusted platform Trading volume grew to $830 billion in 2022 from $193 billion in 2020 Subscription and services revenues grew over 17x to nearly $800 million in 2022 from less than $50 million in 2020 Roughly 25% of the top 100 largest hedge funds in the world by reported AUM have chosen to onboard with Coinbase, up from a handful at the end of 2020 Announced industry leading partnerships, including with Blackrock. JAN 22 FEB 22 MAR 22 APR 22 MAY 22 JUN 22 JUL 22 AUG 22 SEP 22 OCT 22 NOV 22 DEC 22 100 90 80 70 60 UST/LUNA 3AC/CELSIUS/VOYAGER 50 40 30 CRYPTO MARKET CAPNASDAQ COMPOSITE Crypto Market Cap vs. Nasdaq (Indexed) FTX

Chapter 2

Revenue has been diversifying with Q4 net revenues increasing 5% Q/Q, driven by Subscription and Services.

Q4 net revenue was $605 million, up 5% Q/Q, of which $322 million was transaction revenue and $283 million was subscription and services revenue. On a full-year basis, we generated net revenue of $3.1 billion in 2022, down from $7.4 billion in 2021, of which $2.4 billion was transaction revenue and $793 million was subscription and services revenue.

Net Revenue ($M)

NET REVENUE	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Tranaction Revenue							
Consumer, net	2,185.8	965.8	616.2	346.1	308.8	6,491.0	2,236.9
Institutional, net	90.8	47.2	39.0	19.8	13.4	346.3	119.3
Total transaction revenue	**2,276.6**	**1,013.0**	**655.2**	**365.9**	**322.1**	**6,837.3**	**2,356.2**
Subscription and services revenue							
Blockchain rewards	102.7	81.9	68.4	62.8	62.4	223.1	275.5
Custodial fee revenue	49.6	31.7	22.2	14.5	11.4	136.3	79.8
Interest Income	7.6	10.5	32.5	101.8	182.2	25.8	327.0
Other subscription and services revenue[1]	53.5	27.8	24.3	31.4	26.7	132.3	110.3
Total subscription and services revenue	**213.4**	**151.9**	**147.4**	**210.5**	**282.8**	**517.5**	**792.6**
Net Revenue	**2,490.0**	**1,164.9**	**802.6**	**576.4**	**604.9**	**7,354.8**	**3,148.8**

Note: Figures presented may not sum precisely due to rounding

[1] We have included Learning Rewards revenues – which we re-branded from Earn campaign revenues – in other subscription and services revenues for Q3 and prior periods shown. Prior to Q3, Earn campaign revenues was reported as a distinct line item. Learning Rewards revenue was $7 million in Q3 and $2 million in Q4 and historical revenue can be found in prior SEC filings.

Transaction Revenue

Q4 total transaction revenue declined 12% Q/Q to $322 million. Consumer transaction revenue was $309 million, down 11% compared to Q3, while institutional transaction revenue was $13 million, down 32% compared to Q3.

The decline in transaction revenue was driven by lower Q4 total trading volume although we gained overall trading volume market share in the quarter. Q4 total trading volume was $145 billion, down 9% Q/Q, outperforming global crypto spot market trading volume which declined 21% Q/Q. Our total consumer trading volume declined 23% Q/Q in Q4. Our institutional trading volume declined 6% Q/Q in Q4.

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Q4 and Full-Year 2022

4

TRADING VOLUME ($B)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Consumer	177	74	46	26	20	535	167
Institutional	371	235	171	133	125	1,136	663
Total	**547**	**309**	**217**	**159**	**145**	**1,671**	**830**

TRADING VOLUME (% OF TOTAL)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Bitcoin	16%	24%	31%	31%	35%	24%	29%
Ethereum	16%	21%	22%	33%	33%	21%	25%
Other crypto assets	68%	55%	47%	36%	33%	55%	45%
Total	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**

TRANSACTION REVENUE (% OF TOTAL)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Bitcoin	16%	25%	31%	31%	35%	25%	29%
Ethereum	16%	23%	22%	24%	19%	21%	22%
Other crypto assets	68%	52%	47%	45%	46%	54%	49%
Total	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**

Note: Figures presented may not sum precisely due to rounding

Advanced traders on our consumer platform were much less active in December 2022 which we believe was primarily driven by multi-year low levels of volatility. As a result, we had a lower mix of advanced trading volume in Q4.

Further, we experienced an elevated number of institutional customers onboarding onto Coinbase Prime in Q4. Based on market feedback, we believe this was partially attributable to heightened recognition of the importance in working with a regulated, trusted, qualified custodian, as well as a long-term view on the adoption of crypto as an asset class. Elevated customer onboarding coincided with public support from a number of industry leaders speaking out about their optimism around the future of crypto and blockchain technologies.

Our Q4 blended average consumer fee increased compared to Q3. The primary factor was a lower mix of advanced trading volume. In connection with multi-year lows in crypto asset volatility and the migration of the majority of users from Coinbase Pro to our advanced trading experience on our consumer application, we saw a notable decline in advanced trading volume particularly in December. Since advanced trades carry a lower fee, the result was an increase in our blended average fee.

Our institutional blended average fee declined in Q4 compared to Q3, driven by lower fees associated with our market maker program. The vast majority of our reported institutional trading volume came from our Spot Market, where market makers and high frequency traders are the core customers.

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Subscription and Services Revenue

In Q4, subscription and services revenues grew 34% Q/Q to $283 million. When applying constant Q4 average crypto prices to prior quarters, subscription and services revenues would have grown approximately 49% in Q4 compared to Q3.

Subscription and Services Revenue ($M)

Revenue as Reported


$300
$200
$100
$0
56.4
102.6
145.1
213.4
151.9
147.4
210.5
282.8
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22

Revenue Adjusted to Avg Q4'22 Price[1]


$300
$200
$100
$0
33.6
52.0
73.6
91.4
78.2
103.1
189.6
282.8
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22

[1] Graph is illustrative of subscription and services revenues assuming that average crypto asset prices from the fourth quarter of 2022 were consistent throughout the period shown

Blockchain rewards revenue declined 1% Q/Q to $62 million in Q4, or 10% of net revenue. As a reminder, we recognize blockchain rewards revenue on a gross basis. Rewards passed through to customers (less applicable fees) are recognized in transaction expenses. Adjusting for these payouts, blockchain rewards represented approximately 3% of net revenue in Q4. While we saw an increase in native unit staked balances across all assets supported for staking in Q4, the sequential decline was driven by lower average crypto asset prices in Q4 compared to Q3. Our largest staked balance is ETH2, which was approximately $3.0 billion as of 12/31. In Q4, we expanded access to ETH2 staking to Canada and Australia, allowing more users to earn staking rewards.

Custodial fee revenue was $11 million, down 21% Q/Q. The decline was driven primarily by lower average crypto prices compared to Q3. Average assets under custody declined 13% Q/Q to $41.6 billion, and were partially offset by modest net inflows into our custody product.

A key driver of our blockchain rewards and custodial fee revenue is the amount of assets we hold on platform for our users that are participating in staking or custody products. Total assets on platform declined 21% Q/Q in Q4, largely driven by lower crypto asset prices, which declined 16% from 9/30 to 12/31. To a lesser extent, we had modest net outflows in Q4, approximately ⅓ of which were a reduction in fiat balances. A reduction in customer fiat balances is consistent with behavior observed during the prior down market. Despite the market turmoil, our retail customers largely continued to "hodl" on Coinbase at levels similar to Q3. We believe this indicates that retail customers, on average, maintained long-term conviction in crypto and, assuming history repeats itself, are likely to become more active when market conditions improve.

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Note: As a result of the SAB 121 disclosure requirement, investors can now calculate Assets on Platform based on line items on our balance sheet. Please add our "customer crypto liabilities" and "customer custodial cash liabilities" together to calculate total Assets on Platform.

ASSETS ON PLATFORM ($B)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Consumer	141	123	47	51	40	141	40
Institutional	137	134	49	51	40	137	40
Total	**278**	**256**	**96**	**101**	**80**	**278**	**80**

ASSETS ON PLATFORM (% OF TOTAL)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FULL-YEAR 2021	FULL-YEAR 2022
Bitcoin	40%	42%	44%	39%	41%	40%	41%
Ethereum	25%	24%	20%	24%	26%	25%	26%
USDC	1%	1%	2%	1%	1%	1%	1%
Other Crypto Assets	30%	30%	27%	30%	26%	30%	26%
Fiat	4%	4%	7%	6%	6%	4%	6%
Total	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**	**100%**

Note: Figures presented may not sum precisely due to rounding

Interest income grew 79% Q/Q to $182 million in Q4, of which $146 million was derived from USDC. The primary driver of the increase was the rising interest rate environment which benefited our business in two ways:

- First, higher interest generated via our participation in the USDC ecosystem. We have entered into an agreement with the issuer of USDC, pursuant to which we share any revenue generated from USDC reserves pro rata based on (i) the amount of USDC distributed by each respective party and (ii) the amount of USDC held on each respective party's platform. In Q4, average interest rates earned on USDC reserves increased compared to Q3. At the end of Q4, we had approximately $2 billion of USDC on our platform - consisting of $1.1 billion of customer USDC and $861 million of corporate owned USDC. In Q4, we continued to expand our USDC Rewards program internationally, and it is now available in nearly 70 countries. USDC Rewards allows eligible customers to earn up to 1.5% APY rewards for holding their USDC on the Coinbase platform.

- Second, we generated higher interest on customer fiat balances in Q4 compared to Q3. While customer fiat balances on our platform declined to $5.0 billion as of 12/31 from $6.6 billion as of 9/30, the increase in average interest rates in Q4 more than offset this decline. Customer fiat balances vary on a quarter to quarter basis depending on customer activity and we do not manage our business to grow these balances.

Finally, other subscription and services revenue was $27 million, down 15% Q/Q. The primary driver for this was fewer Learning Rewards campaigns in Q4 vs. Q3. The largest component of other subscription and services is Coinbase One, where we continued to see growth in paid subscribers in Q4. In Q4, we expanded access to Coinbase One to users in certain international markets and launched several additional benefits, including access to Messari Pro for advanced market insights.

coinbase

Q4 and Full-Year 2022

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Chapter 3
We have cut our expenses and are positioning Coinbase for improving financial performance.

Q4 total operating expenses were $1.2 billion, up 3% Q/Q and consistent with our outlook. The sequential increase was driven by anticipated seasonality in our marketing spend, the timing of certain stock-based compensation awards, and a $50 million settlement with NYDFS. Absent the settlement, total operating expenses would have been down ~1% Q/Q. On a full-year basis, 2022 total operating expenses were $5.9 billion, up 24% compared to 2021. We ended Q4 with 4,510 full-time employees, down 4% Q/Q but up 21% Y/Y.

As the events of 2022 unfolded, it became clear that we had hired too many people too quickly. We moved quickly, both mid-year and just after year-end, to implement difficult but prudent actions to reduce our headcount while also reorganizing the company to focus on efficiency. We feel confident that we have a more durable cost structure, which combined with our strong balance sheet, positions our expenses to better align with the range of scenarios we are currently forecasting.

We anticipate that our January 2023 headcount reduction and ongoing across-the-board cost management efforts will result in a greater than 30% reduction in Q1'23 technology and development, sales and marketing, and general and administrative expenses compared to Q4'22, which would constitute a greater than 25% reduction when excluding the NYDFS settlement in Q4'22.

Operating Expenses ($M, except full-time employees)

						FULL-YEAR	
OPERATING EXPENSES	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	2021	2022
Transaction expense	501.1	277.8	167.2	101.9	83.0	1,267.9	629.9
% of net revenue	20%	24%	21%	18%	14%	17%	20%
Sales and marketing	244.6	200.2	140.9	75.9	93.1	663.7	510.1
% of net revenue	10%	17%	18%	13%	15%	9%	16%
Technology and development	459.6	570.7	609.2	556.3	590.1	1,291.6	2,326.4
General and administrative	297.4	413.6	470.2	339.2	377.7	909.4	1,600.6
Restructuring	0.0	0.0	42.5	(1.2)	(0.5)	0.0	40.7
Other operating expenses, net	73.5	258.6	422.8	74.8	40.6	630.3	796.8
Total operating expenses	**1,576.2**	**1,720.9**	**1,852.7**	**1,146.8**	**1,184.0**	**4,762.9**	**5,904.4**
Non-cash crypto related impairment	43.8	209.8	377.0	0.0	5.7	119.4	592.5
Total operating expenses, absent impairment	**1,532.4**	**1,511.1**	**1,475.7**	**1,146.8**	**1,178.3**	**4,643.5**	**5,311.9**
Full-time employees (end of quarter)	3,730	4,948	4,977	4,706	4,510	3,730	4,510

Note: Figures presented may not sum precisely due to rounding coinbase

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Q4 and Full-Year 2022 9 Q4 transaction expenses were $83 million, down 19% compared to Q3. Transaction expenses decreased to 14% of net revenue in Q4 from 18% in Q3, driven by two primary factors: First, we saw a reduction in transaction losses as a percentage of revenue from several optimization efforts realized in the quarter that we expect to persist, and second, a higher percentage of net revenue coming from interest income, which does not have transaction expenses. To the extent our revenue shifts in composition, transaction expenses as a percentage of net revenue will vary. For example, if USDC revenue increases as a percentage of net revenue, transaction expenses as a percentage of net revenue will decrease since USDC revenue does not have transaction expenses. Conversely, if blockchain rewards increase as a percentage of net revenue, transaction expenses as a percentage of net revenue will increase, since ~75% of blockchain rewards revenue is paid to the consumer. Full-year 2022 transaction expenses were 20% of net revenue and consistent with our outlook.  Sales and marketing expenses were $93 million, up 23% Q/Q. The primary driver of the increase was seasonally higher marketing spend, notably driven by our NBA partnership. Full-year 2022 sales and marketing expenses were $510 million, down 23% compared to 2021, and were consistent with our outlook. Technology and development expenses were $590 million, up 6% Q/Q. As expected, the primary driver of the sequential increase was the timing of certain stock-based compensation awards. Full-year 2022 technology and development expenses were $2.3 billion, up 80% compared to 2021.  General and administrative expenses were $378 million, up 11% Q/Q. This includes our NYDFS settlement. Full-year 2022 general and administrative expenses were $1.6 billion, up 76% compared to 2021.  Other operating expenses declined 46% Q/Q to $41 million. The primary driver of the sequential decline was a reduction in certain platform related incidents and net impairment expenses. Full- year 2022 other operating expenses were $797 million, up 26% compared to 2021. Q4 net loss was $557 million. Full-year 2022 net loss was $2.6 billion and included $694 million in unrealized non-cash crypto asset impairment and impairment to our ventures portfolio.   Q4 Adjusted EBITDA was negative $124 million. Full-year 2022 Adjusted EBITDA was negative $371 million, well within the $500 million loss guardrail we communicated in February 2022.  Our full-year 2022 tax rate was 14%. On our first earnings call as a public company, we disclosed that we had a fully diluted share count of 261.9 million which included both basic shares as well as options and RSUs that had not yet vested or been exercised. Since then, we have issued approximately 13.5 million net new shares – inclusive of shares issued for acquisitions, the impact of our ESPP, assumes our convertible notes convert to shares, forfeitures, and the impact of net share settlement practice – resulting in a Q4 fully diluted share count of 275.4 million. This includes 230.9 million common shares and approximately 44.6 million additional dilutive shares (which includes 3.9 million shares associated with our convertible notes which have a conversion price of $370.45). Accordingly, total dilution since going public in April 2021 has been approximately 5.2%.   Profitability   Share Count

Chapter 4
Risk management strength provides for a strong liquidity position and modest counterparty risk.

We were an early investor in multifaceted risk management capabilities, with the understanding that effectively managing liquidity, credit, and counterparty risk is critical to the financial health of TradFi and crypto companies alike. Our risk professionals have decades of experience risk-managing businesses across a range of economic cycles. Our commitment to being the most trusted, most transparent, and most disciplined on risk management continues to inspire confidence in our platform amongst institutional clients.

Capital and Liquidity

We ended Q4 with $5.5 billion in total available $USD resources which we define as cash and cash equivalents, USDC, and custodial account overfunding. This represents a decline of 3% or $148 million compared to Q3. As a reminder, custodial account overfunding represents both customer transaction fees that have been paid but not yet been transferred into a corporate bank account and corporate funds utilized to facilitate customer liquidity – since crypto trades 24/7 and banks are not open 24/7, we are not able to settle these accounts real-time. To calculate this balance, investors should subtract "customer custodial cash liabilities" from "customer custodial funds" on the balance sheet. As of December 31, 2022, this amounted to $212 million.


Total $USD Resources ($M)
TOTAL $5,498M
USDC
$861M
CUSTODIAL ACCOUNT OVERFUNDING
$212M
CORPORATE CASH HELD AT THIRD PARTY VENUES
$143M
MONEY MARKET FUNDS
$2,250M
CORPORATE CASH
$2,032M

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Q4 and Full-Year 2022
10

Change in $USD Resources From Q3 to Q4:  Credit and Counterparty Risk  The $148 million sequential decline in $USD resources can be attributed to Operating activities: $171 million net use of cash includes cash operating losses, a $119 million increase in accounts receivable (the majority of which was collected prior to the publication of this letter), $39 million paid in cash interest, and $18 million paid for cash income taxes, offset by $103 million net inflows from hedging collateral as we closed out FX hedging positions. Investing activities: $26 million net use of cash, consisting of $42 million pledged as collateral included within financing products and other, $12 million used for internally developed software and capital expenditures, and $5 million used for M&A / ventures, offset by inflows of $14 million from the sale of crypto inventory, and $19 million of repayments from financing products, principally Retail Borrow Financing activities: $47 million net use of cash, largely driven by net share settlement of employee equity awards offset by proceeds from short-term borrowings Other activities: $96 million increase, primarily due to the effect of FX on corporate cash, offset by net outflows made in USDC.   We also consider our crypto assets held as investments as additional unencumbered resources to us. The fair market value of our crypto assets held as investments was $426 million as of December 31, 2022 and had a cost basis of $289 million. When including our crypto investments, total available resources totaled $5,924 million. Risk management is a first principle in our product design. We regularly conduct thorough reviews of counterparty risks, including of the banks we use. Our credit underwriting and limits are governed by internal policies. We hold customer assets 1:1, backed by the same asset deposited with us. Coinbase funds our loans with corporate assets and does not rehypothecate or lend customer assets except in limited circumstances with their consent. Any lending activity at Coinbase is at the discretion of the customer and backed by collateral, which serves as a first layer of protection against potential default contagion. Our longstanding commitment to sound risk management continued to differentiate us through Q4 credit events. As a result No credit losses from our loans to customers No blocking of client withdrawals or loan recalls No changes in access to credit for our institutional trading clients, an Total exposure of $14 million to counterparty insolvencies (consisting entirely of deposits on FTX to facilitate business operations and client trades). We had no material exposure to any other client or counterparty insolvencies, including Voyager, BlockFi, or Genesis.  Q4 and Full-Year 2022 11 2022 Q3 to Q4 Change in $USD Resources ($M) Custodial Account Overfunding USDC Cash and Equivalents  (excl. Restricted Cash) 5,646M Sep 30 Operating  (171M)1 Investing  (26M) Financing  (47M)4 Other  96M Total  (148M) Adj. Op. Cash Flow, excl.   In-transit Capex + Internally Developed Software M&A + Ventures Crypto Investments,  Inventory   and Other2 Financing Products and Other Short-term Borrowings Net Equity Transactions3 Other5 Dec 31 5,007M 368M 271M 5,498M 4,425M 861M 212M (12M) (171M) (5M) 14M (23M) 20M (67M) 96M 1 Cash flows due to operating activities, excluding the net change in USDC. 2 Crypto purchases and disposals across crypto investment portfolio, operating purposes, and other business activities. 3 Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan. 4 Excludes net change in customer custodial cash liabilities. 5 Includes effect of FX on corporate cash, net outflows made in USDC, movement of restricted cash, and other.

At the end of Q4, we had total credit and counterparty risk, excluding deposits at banks, of $427 million comprised of the following:

Credit and Counterparty Risk (as of 12/31/22)



Loans to Customers[1]
184M
Collateral Posted[2]
100M
Cash held at 3rd Party Venues[3]
143M
427M
Total credit and counterparty risk, excluding banks

[1] We extend loans in fiat and crypto, collateralized by fiat and crypto. Our Retail Borrow program allows customers to borrow up to 40% of the value of the Bitcoin in their account, up to a total of $1 million. In our Institutional program, our standard practice is to require 100%+ in collateral, and we always measure risk against a substantially higher stressed price move.

[2] When we enter into hedging transactions or when we borrow, we may be required to post collateral.

[3] We hold cash at venues, which may include traditional financial institutions and payment providers or cryptocurrency companies. At year-end, 100% was with traditional financial institutions and service providers.

Page 127 of 10-K (in $ thousands)

Assets	December 31, 2022
Current assets:	
Cash and cash equivalents	4,425,021
Restricted cash	25,873
Customer custodial funds	5,041,119
Customer crypto assets	75,413,188
USDC	861,149
Accounts and loans receivable, net of allowance	404,376
Income tax receivable	60,441
Prepaid expenses and other current assets	217,048
Total current assets	**86,448,215**
Non-current assets:	
Crypto assets held	424,393
Lease right-of-use assets	69,357
Property and equipment, net	171,853
Goodwill	1,073,906
Intangible assets, net	135,429
Other non-current assets	1,401,720
Total assets	**89,724,873**
Liabilities	
Current liabilities:	
Customer custodial cash liabilities	4,829,587
Customer crypto liabilities	75,413,188
Accounts payable	56,043
Accrued expenses and other current liabilities	331,236
Crypto asset borrowings	151,505
Lease liabilities, current	33,734
Total current liabilities	**80,815,293**
Non-current liabilities:	
Lease liabilities, non-current	42,044
Long-term debt	3,393,448
Other non-current liabilities	19,531
Total liabilities	**84,270,316**

Note: Figures presented may not sum precisely due to rounding.

Page 157 of 10-K (in $ thousands)

Accounts and loans receivable, net of allowance	December 31, 2022
Custodial fee revenue receivable	8,434
Loans receivable	98,203
Crypto asset loan receivables	85,826
Interest and other receivables	223,413
Allowance for doubtful accounts	(11,500)
Total accounts and loans receivable, net of allowance	**404,376**

Page 164 of 10-K (in $ thousands)

Prepaid expenses and other current assets	
Prepaid expenses	98,204
Assets pledged as collateral	100,007
Other	18,837
Total prepaid expenses and other current assets	**217,048**
Other non-current assets	
Strategic Investments	326,683
Deferred tax assets	1,046,791
Deposits	10,989
Other	17,257
Total other non-current assets	**1,401,720**

Page 112 of 10-K (in $ millions)

Cash and cash equivalents	
Cash equivalents	2,250.1
Cash held at banks	2,031.7
Cash held at venues	143.2
Total cash and cash equivalents	**4,425.0**
Restricted cash	25.9
USDC	861.1

We also have counterparty exposure to banks where we hold customer and corporate fiat. We have policies and procedures that govern where we deposit client cash, how much we put in each bank in aggregate, and how much we can hold in each bank per customer.

coinbase

Q4 and Full-Year 2022

12

Q4 and Full-Year 2022 13 We have shared in previous quarters that crypto policy is at an important period of transition. That is more true now than it has ever been, and we expect 2023 to be a significant year for crypto policy in the United States and abroad. This could pave the way for crypto to realize its full innovative potential, but could also result in further actions by policymakers and regulators that would have a negative impact on the industry. We are preparing for both eventualities.       The public conversation around crypto policy is receiving more attention from the crypto community than it ever has before. FTX’s collapse in November 2022 was undeniably a catalyst for this increased attention. The actions taken by some regulators in response to that collapse, however, have kept the policy conversation at the forefront. Coinbase has concerns about those actions that appear more designed to be punitive and reactive than to address actual consumer interests and the realities of how crypto works.   There is, nevertheless, a lot of reason to be optimistic about how crypto policy is developing globally.  The European Union’s MiCA framework was finalized in October 2022.  Since then, the EU and its member states have directed their attention toward operationalizing and implementing this framework. The significance of this agreement cannot be understated – a fit- for-purpose framework for crypto will be applied throughout 27 different member nations (representing roughly one-sixth of the global economy) in order to create predictability and stability for the industry in those nations.   The EU is not the only jurisdiction that sees the value of this. The President of Brazil signed legislation into law in December 2022 that affirms crypto’s use as a payment within the country, directs the appointment of a single regulator to oversee crypto, and ultimately ensures better consumer protection and compliance with anti-money laundering rules. The United Kingdom also published a detailed consultation in January of this year that outlines the UK’s plan for regulating crypto asset service providers; this consultation appears to be the first step in the UK executing on its commitment to become a global crypto hub. Finally, the Indian government resolved to champion the development of an international crypto regulatory framework as part of their G20 presidency this year.  Other major crypto proposals are being developed in jurisdictions like Australia, Switzerland, and Hong Kong.  These international jurisdictions are doing the hard work of drafting fit-for-purpose rules to govern the industry, which will benefit both consumers and industry participants alike.   To be sure, Coinbase and other industry players are also putting in the work to create alignment between the developing cryptoeconomy and reasonable government regulation. Coinbase entered into a consent order with the NYDFS in January of this year that stemmed from past shortcomings in our compliance program. We took NYDFS’s concerns seriously and did intensive work to address their concerns, including building new crypto-focused anti-money laundering and sanctions tools, enhancing our Transaction Monitoring System, maturing our Enhanced Due Diligence program, and more. These kinds of steps and collaborative work with regulators position Coinbase to thrive in the regulated space – for example, we are now the standard bearer when it comes to complying with the guidance NYDFS issued in January 2023 on custodial structures for consumer protection.    We have shown the same dedication to pragmatism in our policy advocacy. In July of last year we filed a petition for rulemaking with the Securities and Exchange Commission (SEC) that asked for a public rulemaking on digital asset securities. The purpose of our petition is to encourage the SEC to work with the public on a process to eliminate the barriers to crypto companies seeking to register with the agency in order to offer digital asset securities, while ensuring customer protection and fair and orderly markets. To further contribute to this effort, we submitted a comment that detailed some of what we believe should be contained in that SEC rule. We are pleased that more than 1,600 submissions also came in to the SEC in support of our petition, including from the Center for Markets Competitiveness at the US Chamber of Commerce, and other organizations. Chapter 5  Regulation is coming and we believe we are positioned to benefit.

Q4 and Full-Year 2022 14 Disappointingly, we are not seeing regulators necessarily welcoming transparency and public participation in their rule-making. United States’ agencies, in particular, are demonstrating a disjointed stance regarding crypto that is pushing the industry overseas. The SEC, for example, has not responded to our petition, and the industry continues to grapple with the SEC’s approach to instead regulate via enforcement action. The SEC seems determined to increase its jurisdiction over digital assets, despite most of the existing US market not satisfying Howey or any other test that would result in digital assets being securities, as well as persistent, real questions about whether or how those standards should apply at all to digital assets and secondary markets. In the absence of federal legislation, public rulemaking is a necessary step for regulators seeking jurisdiction over parts of the industry.    While the SEC moves to expand its jurisdiction, other agencies seem to prefer for crypto to be pushed out of the regulatory sphere. The Federal Reserve, Federal Deposit Insurance Corporation, and Office of the Comptroller of the Currency issued a joint statement in January 2023 discouraging banks from owning crypto assets on public blockchains. Some banks have felt subsequent pressure to provide fewer basic services to crypto companies. Because banks engage in thorough vetting of companies that they take on as clients, this loss of access to banking services has the unfortunate effect of reducing protections for consumers, and ultimately cedes this important innovation to the rest of the world. We will continue to partner with financial institutions globally to work through these challenges, demonstrating the rigorous and mature approach Coinbase has taken to maintenance of these important relationships. In the face of this disjointed approach in the United States, the need for federal legislation is more important than ever.  We believe and strongly advocate that the United States should follow the lead of jurisdictions around the world that have created frameworks to establish consistency and certainty for the industry. Congress seems to recognize this need – it has held multiple hearings on crypto since the fall of FTX.  We expect the relevant committees in Congress to begin concrete action to develop and consider crypto-related legislation. Tangible progress in Congress will be important, and will also demonstrate to relevant agencies the importance of allowing crypto companies to operate in and with the regulated sphere in ways that advance the goals of consumer protection, protect against systemic risk, and grow this innovative industry.  We enter 2023 with a focus on cost management, efficiency, and a goal to improve full-year Adjusted EBITDA in absolute dollar terms on a year over year basis. Crypto remains volatile and we have limited ability to forecast our transaction revenues which remain correlated with crypto market capitalization and crypto asset volatility. As such, we are prepared to manage our business through a wide range of transaction revenue scenarios in 2023, which include possible increases, decreases or stabilization of crypto market capitalization and crypto asset volatility compared to levels at the end of 2022. In addition to our focus on cost reduction and efficiency, we are more rigorously assessing our product-market fit, and taking a scrappier approach to investments in new and unproven products by, for example, getting back to smaller team sizes. We are controlling what we can control and contingency planning for what we cannot. You can expect us to be nimble and adapt to the market if conditions evolve outside the range of scenarios we have currently planned for.      Crypto markets have improved  thus far in Q1 compared to Q4. Total crypto market cap is up 40% year-to-date through February 17. In addition, crypto asset volatility is 5% higher over this same time period compared to Q4. These market dynamics are reflected in our trading business. We generated $120 million of transaction revenue in January 2023. We caution investors not to extrapolate these results forward. Last year’s experience reminds us how quickly the market can evolve and we are mindful that industry dynamics - across multiple dimensions - remain in flux.  Q1’23 Outlook  Chapter 6  Outlook

In that spirit, our outlook reflects what we believe are the most stable and predictable elements of our business, specifically subscription and services revenue and expenses, as outlined below. Looking Ahead  Given the unpredictability of crypto markets, we have limited certainty around the rest of the year. But in the spirit noted above, we are operating toward a goal of improving Adjusted EBITDA in absolute dollar terms versus full-year 2022 and believe our recent cost reduction efforts help position us to do so. As we look out to the full year, we do not expect to meaningfully increase our headcount compared to Q1 levels which we anticipate to be in the neighborhood of 3,650 people. Q4 and Full-Year 2022 15 Coinbase Q1 2023 Outlook Metric Subscription and Services Revenue Transaction Expenses Technology and Development + General and Administrative Expenses Sales and Marketing Expenses Restructuring Expenses $300 million - $325 million Approximately $150 million Mid teens as a % of net revenue $625 million - $675 million Including ~$200M in stock-based compensation $60 million - $70 million Including ~$15M in stock-based compensation OUTLOOK

Q4 and Full-Year 2022 16 Webcast Information  Forward Looking Statements  Non-GAAP Financial Measure  We will host a question and answer session to discuss the results for the fourth quarter and full- year 2022 on February 21, 2023 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website. This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the first quarter and the full-year ending December 31, 2023, anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our ability to fund our operations through periods of macroeconomic uncertainty and significant volatility in the cryptoeconomy our market position; and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political and economic conditions, including interest rate fluctuations. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward- looking statements. In addition to our results determined in accordance with US generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non- recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense

Q4 and Full-Year 2022 17 for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income (loss) can be found below in the table captioned “Reconciliation of Net Income (Loss) to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, impairment on investments, other impairment, non-recurring direct listing expenses, restructuring, change in unrealized foreign exchange, fair value gain or loss on foreign exchange derivatives, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other adjustments, net.

Coinbase Global, Inc.
Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	December 31, 2022	December 31, 2021
Assets		
Current assets:		
Cash and cash equivalents	$ 4,425,021	$ 7,123,478
Restricted cash	25,873	30,951
Customer custodial funds	5,041,119	10,617,552
Customer crypto assets[1]	75,413,188	—
USDC	861,149	100,096
Accounts and loans receivable, net of allowance	404,376	304,706
Income tax receivable	60,441	61,231
Prepaid expenses and other current assets	217,048	135,849
Total current assets	86,448,215	18,373,863
Crypto assets held	424,393	988,193
Lease right-of-use assets	69,357	98,385
Property and equipment, net	171,853	59,230
Goodwill	1,073,906	625,758
Intangible assets, net	135,429	176,689
Other non-current assets	1,401,720	952,307
Total assets	$ 89,724,873	$ 21,274,425
Liabilities, Convertible Preferred Stock, and Stockholders' Equity		
Current liabilities:		
Customer custodial cash liabilities	$ 4,829,587	$ 10,480,612
Customer crypto liabilities[2]	75,413,188	—
Accounts payable	56,043	39,833
Accrued expenses and other current liabilities	331,236	439,559
Crypto asset borrowings	151,505	426,665
Lease liabilities, current	33,734	32,366
Total current liabilities	80,815,293	11,419,035
Lease liabilities, non-current	42,044	74,078
Long-term debt	3,393,448	3,384,795
Other non-current liabilities	19,531	14,828
Total liabilities	84,270,316	14,892,736
Commitments and contingencies		
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at December 31, 2022 and 2021; 182,796 and 168,807 shares issued and outstanding at December 31, 2022 and 2021, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at December 31, 2022 and 2021; 48,070 and 48,310 shares issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	3,767,686	2,034,658
Accumulated other comprehensive loss	(38,606)	(3,395)
Retained earnings	1,725,475	4,350,424
Total stockholders' equity	5,454,557	6,381,689
Total liabilities, convertible preferred stock, and stockholders' equity	$ 89,724,873	$ 21,274,425

(1) Safeguarding assets
(2) Safeguarding liabilities

Coinbase Global, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Revenue:				
Net revenue	604,946	2,490,026	3,148,815	7,354,753
Other revenue	24,162	8,437	45,393	484,691
Total revenue	629,108	2,498,463	3,194,208	7,839,444
Operating expenses:				
Transaction expense	82,991	501,181	629,880	1,267,924
Technology and development	590,103	459,611	2,326,354	1,291,561
Sales and marketing	93,103	244,572	510,089	663,689
General and administrative	377,682	297,324	1,600,586	909,392
Restructuring	(518)	—	40,703	—
Other operating expense, net	40,619	73,451	796,804	630,308
Total operating expenses	1,183,980	1,576,139	5,904,416	4,762,874
Operating (loss) income	(554,872)	922,324	(2,710,208)	3,076,570
Interest expense	21,600	21,440	88,901	29,160
Other expense (income), net	(5,594)	10,344	265,473	20,463
(Loss) income before income taxes	(570,878)	890,540	(3,064,582)	3,026,947
(Benefit from) provision for income taxes	(13,877)	50,332	(439,633)	(597,173)
Net (loss) income	$ (557,001)	$ 840,208	$ (2,624,949)	$ 3,624,120
Net (loss) income attributable to common stockholders:				
Basic	$ (557,001)	$ 832,929	$ (2,624,949)	$ 3,096,958
Diluted	$ (557,853)	$ 836,507	$ (2,631,179)	$ 3,190,404
Net (loss) income per share attributable to common stockholders:				
Basic	$ (2.46)	$ 3.90	$ (11.81)	$ 17.47
Diluted	$ (2.46)	$ 3.32	$ (11.83)	$ 14.50
Weighted-average shares of common stock used to compute net (loss) income per share attributable to common stockholders:				
Basic	226,758	213,741	222,314	177,319
Diluted	226,769	252,279	222,338	219,965

Stock-based Compensation Expense

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Technology and development	$ 300,410	$ 190,831	$ 1,093,983	$ 571,861
Sales and marketing	23,340	12,645	76,153	32,944
General and administrative	106,995	59,052	395,687	215,880
Total	$ 430,745	$ 262,528	$ 1,565,823	$ 820,685

Cash flows from operating activities Net (loss) income .......................................................................................................................... $ (2,624,949) $ 3,624,120 Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities: Depreciation and amortization .............................................................................................. 154,069 63,651 Crypto asset impairment expense ........................................................................................ 757,257 329,152 Investment impairment expense ........................................................................................... 101,445 — Other impairment expense .................................................................................................... 26,518 500 Stock-based compensation expense ................................................................................... 1,565,823 820,685 Provision for transaction losses and doubtful accounts .................................................... (13,051) 22,390 (Gain) loss on disposal of property and equipment ........................................................... (58) 1,425 Deferred income taxes ........................................................................................................... (468,035) (558,329) Unrealized loss (gain) on foreign exchange ....................................................................... 28,516 (14,944) Non-cash lease expense ....................................................................................................... 31,123 34,542 Change in fair value of contingent consideration ............................................................... (8,312) (924) Realized gain on crypto assets ............................................................................................. (36,666) (178,234) Crypto assets received as revenue ...................................................................................... (470,591) (1,015,920) Crypto asset payments for expenses .................................................................................. 383,221 815,783 Fair value loss (gain) on derivatives .................................................................................... 7,410 (32,056) Amortization of debt discount and issuance costs ............................................................. 9,253 5,031 Loss (gain) on investments .................................................................................................... 3,056 (20,138) Changes in operating assets and liabilities: USDC ........................................................................................................................................ (848,138) (77,471) Accounts and loans receivable ............................................................................................. (141,023) 28,511 Deposits in transit .................................................................................................................... 28,952 (36,527) Income taxes, net .................................................................................................................... 1,906 (62,145) Other current and non-current assets .................................................................................. 19,237 (20,060) Accounts payable .................................................................................................................... 18,612 27,330 Lease liabilities ........................................................................................................................ (10,223) (20,596) Other current and non-current liabilities .............................................................................. (100,771) 302,396 Net cash (used in) provided by operating activities .................................................................... (1,585,419) 4,038,172 Cash flows from investing activities Purchase of property and equipment ...................................................................................... (2,933) (2,910) Proceeds from sale of property and equipment .................................................................... 83 31 Capitalized internal-use software development costs .......................................................... (61,038) (22,073) Business combinations, net of cash acquired ....................................................................... (186,150) (70,911) Purchase of investments ........................................................................................................... (63,048) (326,513) Purchase of assembled workforce .......................................................................................... — (60,800) Proceeds from settlement of investments .............................................................................. 1,551 5,159 Purchase of crypto assets held ................................................................................................ (1,400,032) (3,009,086) Disposal of crypto assets held ................................................................................................. 969,185 2,574,032 Loans originated ......................................................................................................................... (207,349) (336,189) Proceeds from repayment of loans ......................................................................................... 327,539 124,520 Assets pledged as collateral ..................................................................................................... (41,630) — Net cash used in investing activities ............................................................................................. (663,822) (1,124,740) Year Ended December 31, 2022 2021 Coinbase Global, Inc. Consolidated Statements of Cash Flows (In thousands) (unaudited)

Coinbase Global, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Year Ended December 31,	
	2022	2021
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	51,497	217,064
Taxes paid related to net share settlement of equity awards	(351,867)	(262,794)
Proceeds received under the ESPP	20,848	19,889
Other financing activities	3,679	—
Customer custodial cash liabilities	(5,562,558)	6,691,859
Issuance of shares from exercise of warrants	—	433
Issuance of convertible senior notes, net	—	1,403,753
Issuance of senior notes, net	—	1,976,011
Purchase of capped calls	—	(90,131)
Proceeds from short-term borrowings	190,956	20,000
Repayment of short-term borrowings	(191,073)	—
Net cash (used in) provided by financing activities	(5,838,518)	9,976,084
Net (decrease) increase in cash, cash equivalents, and restricted cash	(8,087,759)	12,889,516
Effect of exchange rates on cash, cash equivalents, and restricted cash	(163,257)	(64,883)
Cash, cash equivalents, and restricted cash, beginning of period	17,680,662	4,856,029
Cash, cash equivalents, and restricted cash, end of period	$ 9,429,646	$ 17,680,662
Cash, cash equivalents, and restricted cash consisted of the following:		
Cash and cash equivalents	$ 4,425,021	$ 7,123,478
Restricted cash	25,873	30,951
Customer custodial cash	4,978,752	10,526,233
Total cash, cash equivalents, and restricted cash	$ 9,429,646	$ 17,680,662
Supplemental disclosure of cash flow information		
Cash paid during the period for interest	$ 82,399	$ 3,793
Cash paid during the period for income taxes	35,888	68,614
Operating cash outflows for amounts included in the measurement of operating lease liabilities	14,528	20,061
Supplemental schedule of non-cash investing and financing activities		
Unsettled purchases of property and equipment	$ —	$ 808
Right-of-use assets obtained in exchange for operating lease obligations	3,059	27,286
Non-cash consideration paid for business combinations	324,925	571,196
Purchase of crypto assets and investments with non-cash consideration	19,967	13,511
Redemption of investments with non-cash consideration	5,000	—
Disposal of crypto assets for non-cash consideration	617	—
Crypto assets borrowed	920,379	1,134,876
Crypto assets borrowed repaid with crypto assets	1,432,688	609,600
Non-cash assets pledged as collateral	58,377	—
Non-cash assets received as collateral	26,874	—

Reconciliation of Net Income (Loss) to Adjusted EBITDA (unaudited)

	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	FY'22	FY'21
				(in thousands)			
Net income (loss)	$ 840,208	$(429,659)	$ (1,093,654)	$ (544,635)	$ (557,001)	$ (2,624,949)	$3,624,120
Adjusted to exclude the following:							
(Benefit from) provision for income taxes	50,332	(179,786)	(146,915)	(99,055)	(13,877)	(439,633)	(597,173)
Depreciation and amortization	23,018	31,580	42,027	40,114	40,348	154,069	63,651
Interest expense	21,440	22,138	23,656	21,507	21,600	88,901	29,160
Crypto asset borrowing costs	2,322	1,436	1,566	945	2,728	6,675	11,847
Stock-based compensation	262,528	352,141	391,496	391,441	430,745	1,565,823	820,685
Crypto asset impairment, net[1]	43,752	209,818	377,005	—	5,672	592,495	119,421
Impairment on investments	—	—	69,289	1,577	30,579	101,445	—
Other impairment[2]	500	1,179	6,770	1,122	17,446	26,518	500
Non-recurring Direct Listing expenses	—	—	—	—	—	—	39,160
Restructuring	—	—	42,453	(1,232)	(518)	40,703	—
Change in unrealized foreign exchange	(31,028)	7,389	107,683	77,181	(163,736)	28,516	(14,944)
Fair value (gain) loss on foreign exchange derivatives	—	—	—	(22,935)	22,935	—	—
Fair value loss (gain) on derivatives	(8,233)	3,452	(2,500)	2,399	4,059	7,410	(32,056)
Non-recurring legal reserves and related costs	—	—	14,250	—	50,000	64,250	1,500
Other adjustments, net	—	—	15,797	15,679	(15,097)	16,379	24,200
Adjusted EBITDA	$1,204,839	$ 19,688	$ (151,077)	$ (115,892)	$ (124,117)	$ (371,398)	$4,090,071

Note: Figures presented above may not sum precisely due to rounding

(1) Crypto asset impairment, net represents impairment on crypto assets still held.

(2) Other impairment represents impairment on intangible assets of $0.5 million, $1.2 million, $3.2 million, $0.1 million and $0.2 million for the three months ended December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022, respectively, and $3.6 million, $1.0 million and $17.2 million of impairment on property and equipment for the three months ended June 30, 2022, September 30, 2022 and December 31, 2022.